Exhibit 3.3

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

WELLS-GARDNER ELECTRONICS CORPORATION

THIS FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS OF WELLS-GARDNER ELECTRONICS CORPORATION as approved on the 10th day of March, 2014, by unanimous written consent of the board of directors of Wells-Gardner Electronics Corporation.

The bylaws are amended as follows:

Article II Section 2 entitled “Special Meetings” is hereby amended to delete the following sentence:

To be timely, a shareholder’s notice must be delivered to and received at the principal office of the Corporation, in the case of a special meeting of shareholders, not earlier than sixty days nor later than ninety days prior to the date of the special meeting.

and replace it with the following sentence:

To be timely, a shareholder’s notice must be delivered to and received at the principal office of the Corporation, in the case of a special meeting of shareholders, not earlier than thirty days nor later than sixty days prior to the date of the special meeting.